Exhibit 10.2

BENEFIT AGREEMENT

This BENEFIT AGREEMENT (“Agreement”) is made by and between Image Sensing Systems, Inc. (“ISS”) and Richard Ehrich (“Ehrich”) on this date, July 28, 2014 (“Effective Date”).

RECITALS:

A.	ISS wishes to extend a severance benefit to Ehrich.
B.	ISS and Ehrich have negotiated the terms and have memorialized those terms in this Agreement.

AGREEMENT:

1.	Severance upon Termination of Employment.
(a)	Voluntary Termination. Should Ehrich terminate his employment for any reason, ISS shall pay Ehrich all earned and unpaid amounts due to him for salary through the termination date and a pro-rata portion of any incentive pay to which, at ISS’s discretion, Ehrich would have been paid had he remained in ISS’s employ.
(b)	Termination by ISS “With Cause”. Should ISS terminate Ehrich’s employment for any of the following reasons, Ehrich shall not be entitled to any severance:
(i)	Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or conviction of, or a plea of “guilty” or “no contest” to, any act involving moral turpitude;
(ii)	Breach of fiduciary duty involving personal profit;
(iii)	Willful and material misconduct in the performance of duties assigned to Ehrich as the Corporate Controller of ISS;
(iv)	Consistent failure to perform the reasonable stated duties assigned to Ehrich under this Agreement; or
(v)	Illegal or unethical business practices, including but not limited to the commission of fraud, misappropriation or embezzlement in connection with ISS’s business.

Ehrich shall have thirty (30) days to cure any alleged breach, failure, or misconduct under Subsection (iv) above, if such alleged breach, failure or misconduct is curable, after ISS provides Ehrich written notice of the actions or omissions constituting such breach, failure, or misconduct.

(c)	Termination by ISS “Without Cause.” Should ISS terminate Ehrich’s employment for any reason other than (1) those reasons set forth in subparagraph (b) above, or (2) because of Ehrich’s inability to perform his duties because of death or disability, Ehrich shall be entitled to six (6) months of salary continuation, without eligibility for bonus, upon entry into a release agreement provided by JSS (in a form substantially similar to that set forth at Appendix B to this Agreement). ISS and Ehrich have the ability, however, at any time, to terminate this Agreement by mutual written agreement, with or without the severance benefit.

Image Sensing Systems, Inc.

By:	/s/ Dale Parker	/s/ Richard Ehrich
	Dale Parker	Richard Ehrich

Its:	CFO/COO